Exhibit 23.2



                        Consent of Independent Auditors


The Board of Directors
Aetna Life and Casualty Company


We consent to incorporation by reference in the Registration Statement on Form S-8 of Aetna Inc. for the registration of common stock of Aetna Inc. issuable pursuant to the Aetna Life and Casualty Company Incentive Savings Plan and the Amended and Restated U.S. Healthcare, Inc. Savings Plan of our reports dated February 6, 1996, relating to the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which reports appear in or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Aetna Life and Casualty Company (the "Company"). Our reports refer to changes in 1993 in the company's method of accounting for certain investments in debt and equity securities, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively related reinsurance contracts.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                                   /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
July 16, 1996